Exhibit 99.1
Dear Fellow Stockholders

Carter Validus Mission Critical REIT II, Inc. (“CVMC REIT II”) had a successful year marked by, among other things, acquiring fifteen healthcare and data center properties with an aggregate purchase price in excess of $200 million. We also enhanced our business, providing each healthcare and data center vertical proficient expertise with the intent to maximize outcomes for CVMC REIT II’s property portfolio.

In April 2018, we changed our management structure, which resulted in the resignation of John E. Carter as Chief Executive Officer of CVMC REIT II. In conjunction with Mr. Carter’s resignation, I was elected by the board of directors (the “Board”) to the position of Chief Executive Officer and to a member of our Board, while still maintaining my role and title as President of CVMC REIT II. John remains Chairman of the Board, a position he has held since inception. Additionally, I assumed the role of sole Chief Executive Officer of Carter Validus Advisors II, LLC (the “Advisor”), the external advisor to CVMC REIT II, as Mr. Carter and I were previously Co-Chief Executive Officers; Mr. Carter assumed the title of Executive Chairman. Todd M. Sakow resigned as Chief Financial Officer and Treasurer of CVMC REIT II and was elected by our Board as Chief Operating Officer and Secretary and to the roles of Chief Operating Officer and Secretary of the Advisor, while Kay C. Neely was elected by our Board as Chief Financial Officer and Treasurer of CVMC REIT II and assumed the roles of Chief Financial Officer and Treasurer of the Advisor from Mr. Sakow.

On September 27, 2018, our Board, at the recommendation of the audit committee, unanimously approved and established an Estimated Per Share Net Asset value of $9.25 as of June 30, 2018, (the “Estimated Per share NAV”) of each of our Class A, Class I, Class T and Class T2 common stock. We currently pay monthly distributions to our stockholders equal to an annualized rate of 6.40% for Class A common stock, assuming a purchase price of $10.278 per share of Class A common stock; 7.04% for Class I common stock, assuming a purchase price of $9.343 per share of Class I common stock; 5.79% for Class T common stock, assuming a purchase price of $9.840 per share of Class T common stock; and 5.82% for Class T2 common stock, assuming a purchase price of $9.788 per share of Class T2 common stock.

On November 27, 2018, CVMC REIT II terminated its follow-on offering. As of December 31, 2018, CVMC REIT II had accepted investors’ subscriptions for, and issued approximately, 143.4 million shares of common stock, including shares of common stock issued pursuant to the DRIP in our initial and follow-on offerings, resulting in receipt of gross proceeds of approximately $1.4 billion.

Our 2018 financial results illustrated strong operating cash flows resulting from property acquisitions and effective management of owned assets. We finished the year with a portfolio characterized by robust fundamentals, including greater than 97% occupancy, diversity in geography and tenancy and staggered duration of lease terms. As of December 31, 2018, we owned 85 real estate properties, comprising approximately 5.8 million rentable square feet of single-tenant and multi-tenant commercial space located in 43 markets. At year end, the portfolio was comprised of approximately 47% data center properties and approximately 53% healthcare properties, based on annualized December 2018 contractual rent.

On April 11, 2019, CVMC REIT II announced it had entered into a definitive agreement to merge with Carter Validus Mission Critical REIT, Inc. (“CVMC REIT”) in a stock and cash transaction. Under the terms of the merger agreement, CVMC REIT stockholders will receive $1.00 per share in cash and fixed exchange ratio of 0.4681 shares of CVMC REIT II Class A common stock for each share of CVMC REIT common stock owned. Upon completion of the merger, it is anticipated CVMC REIT II stockholders will own approximately 61% of the combined company on a fully diluted basis. We anticipate that the increased size and scale of CVMC REIT II will further enhance access to the capital markets and reduce the overall cost of debt capital. The transaction is expected to close in the second half of 2019, subject to closing conditions, including the approval of the merger by CVMC REIT stockholders. Updates on our progress are available by visiting our website at www.cvmissioncriticalreitii.com.

On behalf of CVMC REIT II, thank you for your ongoing support and confidence.

Sincerely,

Michael A. Seton
Chief Executive Officer and President
Carter Validus Mission Critical REIT II, Inc.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the federal securities laws. CVMC REIT and CVMC REIT II expect to prepare and file with the SEC a Registration Statement on Form S-4 containing a joint proxy statement/prospectus. WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED BY CVMC REIT AND CVMC REIT II IN CONNECTION WITH THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CVMC REIT, CVMC REIT II AND THE PROPOSED MERGER. INVESTORS ARE URGED TO READ THESE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY. Investors will be able to obtain these materials and other documents filed with the SEC free of charge at the SEC’s website (www.sec.gov). In addition, these materials will also be available free of charge by accessing CVMC REIT’s website (www.cvmissioncriticalreit.com) or by accessing CVMC REIT II’s website (www.cvmissioncriticalreitii.com).

Participants in the Proxy Solicitation
Information regarding CVMC REIT’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on March 22, 2019, and its proxy statement filed with the SEC by CVMC REIT on April 27, 2018, in connection with its 2018 annual meeting of stockholders, and information regarding CVMC REIT II’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on March 22, 2019, and its proxy statement filed with the SEC by CVMC REIT II on April 27, 2018, in connection with its 2018 annual meeting of stockholders. Certain directors and executive officers of CVMC REIT and/or CVMC REIT II and other persons may have direct or indirect interests in the merger due to securities holdings, pre-existing or future indemnification arrangements and rights to severance payments and retention bonuses if their employment is terminated prior to or following the merger. If, and to the extent that any of the participants will receive any additional benefits in connection with the merger, the details of those benefits will be described in the joint proxy statement/prospectus relating to the merger. Investors and security holders may obtain additional information regarding the direct and indirect interests of CVMC REIT and CVMC REIT II and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger when it becomes available.

Forward-Looking Statements
This letter contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; CVMC REIT II can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from CVMC REIT II’s expectations include, but are not limited to, the risk that the proposed merger will not be consummated within the expected time period or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to obtain the stockholder approval with respect to CVMC REIT or the failure to satisfy the other conditions to completion of the proposed merger; risks related to disruption of management’s attention from the ongoing business operations due to the proposed merger; availability of suitable investment opportunities; changes in interest rates; the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely affect the business of CVMC REIT or CVMC REIT II; and other factors, including those set forth in the Risk Factors section of CVMC REIT II’s most recent Annual Report on Form 10-K filed with the SEC, and other reports filed by CVMC REIT II with the SEC, copies of which are available on the SEC’s website, www.sec.gov. CVMC REIT II undertakes no obligation to update these statements for revisions or changes after the date of this letter, except as required by law.